Exhibit 99.1

FB Financial Corporation Announces Exit of Wholesale Mortgage Channels

FirstBank to Sell Third Party Origination and Correspondent Channels

NASHVILLE, Tenn.--(BUSINESS WIRE)--April 1, 2019--FB Financial Corporation (NYSE: FBK), parent company of FirstBank, announced today that it is restructuring its Mortgage segment through the exit of its wholesale mortgage origination operations.

FirstBank has signed an agreement to sell its third party origination channel to Renasant Bank. Upon closing of the transaction, Renasant Bank will assume substantially all of the assets and personnel related to the channel. The agreement is subject to customary closing conditions, including the receipt of any required third party and regulatory approvals. FB Financial expects the transaction to close in the second quarter of 2019.

Additionally, FirstBank has entered into a non-binding indication of interest to sell its correspondent channel to a separate unrelated third party. Assuming completion of the transaction, the third party will assume substantially all of the assets and personnel related to the channel. The proposed transaction is subject to, among other things, the potential buyer’s additional review of the assets to be purchased, as well as the negotiation and execution of a definitive agreement with respect to the transaction, which will include certain terms and conditions, including customary representations and warranties. Subject to signing of an agreement and final diligence, FB Financial expects the transaction to close in the second quarter of 2019.

FB Financial’s President and CEO Chris Holmes stated, “We have reviewed our mortgage operations and concluded that the exit of these wholesale channels better aligns Mortgage with our strategic plan and long-term vision for the Company. The exit also allows additional focus on our Retail and Consumer Direct (online) origination channels.”

FB Financial expects to record a restructuring charge of up to $2.5 million to cover deal related expenses, severance and other items related to its mortgage operations. Additionally, FB Financial expects its total mortgage operations to record a small pre-tax contribution for the first quarter of 2019, excluding the impact of the aforementioned mortgage restructuring charges, compared to total mortgage operations pre-tax loss of $1.8 million in the fourth quarter of 2018.

ABOUT FB FINANCIAL CORPORATION

FB Financial Corporation (NYSE: FBK) is a bank holding company headquartered in Nashville, Tennessee. FB Financial operates through its wholly owned banking subsidiary, FirstBank, the third largest Tennessee-headquartered community bank, with 56 full-service bank branches across Tennessee, North Alabama and North Georgia, and mortgage offices across the Southeast. FirstBank serves five of the largest metropolitan markets in Tennessee and has approximately $5.1 billion in total assets.

FORWARD-LOOKING STATEMENTS

Certain of the statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” and “estimate,” and similar expressions, are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking, including statements about the company’s ability to successfully complete the disposition of either of the third party origination or correspondent channels.

All forward-looking statements are subject to risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to differ materially from any results, performance, or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties, and other factors include, among others, (1) the risk that we may be unable to reach an agreement for the sale of the correspondent channel on terms that we can accept, (2) the timing of the conclusion of any negotiations with the potential buyer of the correspondent channel, (3) our ability to consummate the sale of the correspondent channel if we are able to reach a definitive agreement and our ability to consummate the sale of the third party origination channel, (4) our ability to compete either transaction in the time expected, (5) any anticipated benefits to be derived from either transaction, (6) the possibility that the amount of the restructuring charges related to the proposed transactions may be greater than anticipated, including as a result of unexpected or unknown factors, events, or liabilities, (7) disruption from the proposed transactions with customer, vendor, or employee relationships, and (8) the occurrence of any event, change, or other circumstances that could give rise to the termination of the agreement to sell the third party origination channel, or, in the event we are able to reach a definitive agreement, the agreement to sell the correspondent channel, Additional factors which could affect the forward-looking statements can be found in FB Financial’s annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, in each case filed with the SEC and available on the SEC’s website at http://www.sec.gov. FB Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events, or otherwise.

CONTACT:
MEDIA CONTACT:
Jeanie M. Rittenberry
615-313-8328
jrittenberry@firstbankonline.com
www.firstbankonline.com

FINANCIAL CONTACT:
James R. Gordon
615-564-1212
jgordon@firstbankonline.com
investorrelations@firstbankonline.com